                  EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-211700 and 333-227168, on Form S-1 Nos. 333-217461 and 333-220183 and on Form S-8 Nos. 333-197493, 333-203128, 333-211538, 333-217462, 333-225991, 333-231523, and 333-233710, of our reports dated February 27, 2020, relating to the consolidated financial statements of CareDx, Inc. and its subsidiaries (the “Company”) , (which expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in method of accounting for leases in fiscal year 2019 due to the adoption of ASC 842, Leases), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
San Jose, California
February 27, 2020